UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-148302

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-148303

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189091

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190621

UNDER THE SECURITIES ACT OF 1933

___________________

1ST CENTURY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1169687
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1875 Century Park East, Suite 1400

Los Angeles, California 90067

(310) 270-9500

(Address of Principal Executive Offices) (Zip Code)

1st Century Bancshares, Inc. Director And Employee Stock Option Plan

1st Century Bancshares, Inc. Equity Incentive Plan

2013 Equity Incentive Plan

2004 Founders Option Plan

(Full title of the plan)

Jessica Graham

Assistant General Counsel of MidFirst Bank

Executive Vice President and General Counsel of 1st Century Bank

1875 Century Park East, Suite 1400

Los Angeles, California 90067

(310) 270-9500

(Name, address and telephone number, including area code, of agent for service)

With Copies to:

J. D. Weinberg

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

(212) 841 1037

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of 1st Century Bancshares, Inc., a Delaware corporation (the “Company”) filed on Form S-8 (collectively, the “Registration Statements”):

1.

Registration Statement No. 333-148302 registering 1,434,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company under the 1st Century Bancshares, Inc. Director And Employee Stock Option Plan;

2.	Registration Statement No. 333-148303 registering 1,200,000 shares of Common Stock under 1st Century Bancshares, Inc. Equity Incentive Plan;

3.	Registration Statement No. 333-189091 registering 750,000 shares of Common Stock under the 2013 Equity Incentive Plan; and

4.	Registration Statement No. 333-190621 registering 150,000 shares of Common Stock under the 2004 Founders Option Plan.

On July 1, 2016, pursuant to the Agreement and Plan of Merger dated as of March 10, 2016, among Midland Financial Co., an Oklahoma corporation (“Midland”), MC 2016 Corp., a Delaware corporation and a wholly-owned subsidiary of Midland (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company being the surviving entity (the “Merger”). Following the Merger, the Company merged with and into Midland, with Midland being the surviving entity.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to deregister all of such securities of the Company registered under the Registration Statements that remained unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma, on July 1, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Midland financial co., as successor in interest to 1st Century Bancshares, Inc.

By:	/S/ TODD A DOBSON
Name: Todd A. Dobson
Title: Senior Executive Vice President and Chief Financial Officer